Exhibit 10.2

May 20, 2004

Modified August 31, 2004

Modified October 8, 2004

Modified October 27, 2004

Via telecopier (212-826-2858) and by
First class mail

Mr. Larry Wills

Chief Financial Officer

Granite Broadcasting Corporation

34th Floor

767 Third Avenue

New York, New York 10017

Dear Larry:

Reference is made to that Station Affiliation Agreement dated as of February 1, 1997 (the “Agreement”) under which station WDWB in the Detroit Designated Market Area (“Station”) is affiliated with The WB Television Network.  It is understood and acknowledged that the Station is owned and controlled by Granite Broadcasting Corporation (“Granite”).

•                  Paragraph 9 of the Agreement is hereby amended so that the Term of the WB primary affiliation is extended for three (3) years from May 31, 2004 the date of on which the Agreement is set to expire so that the primary affiliation at the Station will terminate on May 31, 2007, subject to the following terms and conditions:

•                  Paragraph 4 of the Agreement is hereby amended so that during “Sweeps” rating periods Station agrees to run at least one 30-second promotional spot promoting WB Network programming on the Station during each 30 minutes of programming broadcast by the Station between 6 p.m. and 7:55 p.m. Monday through Friday.

•                  Station shall adopt The WB 2004 Graphics Package.

•                  The attached “Schedule 1” shall be incorporated into the Agreement.

Aside and apart from the specific amendments to the Agreement, as set forth in the bullet points set forth immediately above, each and every other term and condition contained in the Agreement will remain in full force and effect.

Each party specifically acknowledges that it has the right to enter into this letter agreement.

Please sign as indicated below evidencing your agreement to the foregoing.

Sincerely,

Dennis Dort

IT IS SO AGREED:

The WB Television Network		Granite Broadcasting Corporation

By:	/s/ Dennis Dort	By:	/s/ Lawrence I. Wills

Its:	VP Legal Affairs	Its:	Chief Financial Officer

Schedule 1

1)                                      Substitution/Cure:

If any of the obligations of this Schedule 1 cannot be met under circumstances beyond Station’s control, Station shall substitute a commitment of equal value or otherwise cure the default.  The substitution or other cure shall be subject to the approval of The WB.  These obligations shall be in addition to all other obligations set forth in the Agreement and otherwise by agreement of the parties.  Specifically, and without limitation, Station shall not decrease its participation in the co-op program below that of the 2003-2004 broadcast year.  In addition to the specific provisions of this Schedule 1, Station will endeavor to fulfill all other requests from The WB for inclusion in the promotional commitments between Station and Palace Sports & Entertainment.

2)                                      Station Pistons Commitment:

(a)                                  Station (also referred to herein as “WB20”) has a license agreement (“License Agreement”) with the Detroit Pistons basketball team (“Pistons”) to broadcast Piston basketball games (“Games”) for each of the basketball seasons 2004-2005, 2005-2006, and 2006-2007.  Station may not exercise any renewal options under the License Agreement during the term of this Agreement between Station and The WB without prior consultation with The WB.

(b)                                 Under The License Agreement, Station has the right to broadcast a maximum of forty-three Games, including both regular season and post-season Games.  Each Game will require clearance of a three hour block and may be scheduled on any day of the week at any time during and outside of The WB network prime-time schedule, including the Easy View and Beginnings time periods (“The WB Schedule”).  The maximum number of hours of The WB Schedule that may be preempted during the term of this Agreement (including both regular season and post-season games) shall be 258 hours.

(c)                                  Station will consult with The WB upon release of the Pistons schedule prior to the creation of the Pistons broadcast schedule each year to determine priorities and procedures for that season’s preemptions.

(d)                                 The schedule of Station broadcasts of Games will be negotiated between Station and the Pistons as set forth in paragraph 3, below.

3)                                      Preemption of The WB Schedule:

(a)                                  Notwithstanding The WB’s Recommended Procedures Governing Preemptions (“Procedures”), Station shall retain the right to preempt The WB Schedule provided that it does so only to the extent specifically required by the terms of the license agreement between the Pistons and Station.  If, during the negotiation of the license agreement between the Pistons and Station, Station believes that it will be required to make commitments in violation of either the Procedures or of any term or condition of this Agreement Station shall, before making said commitment, notify The WB.  Station and The WB shall consult regarding said commitments and The WB shall consider in good faith accepting non-material variations from the Procedures or of any term or condition of this Agreement.  If such a variation is accepted by The WB, Station shall, in addition to its make-good responsibilities under 2(e) of the Agreement, substitute a commitment of equal value, which shall be subject to the approval of The WB.

(b)                                 To the extent that Station controls the decision to schedule specific Games, it shall do so in accordance with the policies outlined in the Procedures, the priorities set forth in this paragraph and in accordance with the consultations with The WB in accordance with paragraph 2(c) above.  Specifically and without limitation, Station shall avoid, to the extent within the control of Station, the selection of weekday Games to be broadcast during The WB Schedule and shall, in order of priority, protect Monday, Tuesday and Wednesday nights.  To the extent the selection process is not within the control of Station, Station shall use best efforts to follow the Procedures and the priorities set forth in this paragraph and as the result of consultations with The WB in accordance with paragraph 2(c) above.

4)                                      Station Notification of Preemptions Resulting from Game Broadcasts:

(a)                                  During each Game, Station will broadcast at least once at the beginning of the hour (and additionally at the half hour for half hour programs) a graphic crawl or snipe informing viewers of the schedule for the broadcast of the programming preempted by the broadcast of the Game.

(b)                                 During each Game, the Game announcers shall inform viewers of the schedule for the broadcast of the programming preempted by the broadcast of the Game.  It is understood that Pistons have committed only to use best efforts to require Game announcers to inform viewers as required above.  Occasional non-material breaches of this requirement by the Game announcers shall not constitute a terminable breach of this Agreement by Station, if Station adequately notifies WB and Pistons of any continuing problems.

(c)                                  Specifically, and without limiting Station’s obligations hereunder, Station will implement a week-prior strategy as set forth in Section IV(2) of the “Procedures”.

5)                                      Promotional Commitments:

(a)                                  During the Term, Station shall (either itself or by third-party agreement) promote The WB as set forth in this paragraph.

(b)                                 Each mention of WB20 in game broadcasts, radio advertising, and cable advertising shall include a reference to a prime-time television series, such as “WB20, your home for (name of WB network series), airing (day) at (time)”, or some shorter form of this phrase.

(c)                                  Four 15-second WB20 promos shall be broadcast within every Game broadcast on television and/or cable.  75% of these promos will be used to promote specific prime-time programming of The WB.

(d)                                 Station shall sponsor/brand one in-Game segment during each broadcast. (e.g. Dunk of the Game).  Station sponsorship identifications will include language substantially in the form  “Brought to you by WB20, your home for (name of WB network series), airing (day) at (time)”, as appropriate for the time and the audience.

(e)                                  Station shall require Pistons to provide one WB20/The WB in-arena or video interactive promotion subject to the approval of The WB during home Games.  In the event that Pistons, instead of the Station, provide the promotions, Station will provide all Piston-provided promotions to The WB for approval and The WB will approve at least one.  It will not be necessary for Station to produce said promotion itself.  Station promotional identifications will include language substantially in the form  “Brought to you by WB20, your home for (name of WB network series), airing (day) at (time)”, as appropriate for the time and the audience; provided that failure by Pistons not caused by Station to include said language shall not be a terminable breach of this Agreement.  It is understood that Station and Pistons may be unable to include language of the form required above.  This shall be taken into account by The WB during the approval process.

(f)                                    WB20 station promos shall be exhibited on the Palace LED screen above the scoreboard during home Games.  These promos will be used to promote specific prime-time programming of The WB.

(g)                                 WB20 station promos shall be exhibited on PalaceVision throughout the arena on Game nights.  Any promos whose content is under the control of WB20 will be used to promote specific prime-time programming of The WB.  It is understood that Station and Pistons may be unable to include the specific language required above and that policies for the use of PalaceVision may render this commitment impossible to fulfill.  The WB shall consider in good faith accepting variations from this requirement.  If no such variation is accepted by The WB or able to be offered, Station shall substitute a commitment of equal value, which shall be subject to the approval of The WB.

(h)                                 Station shall require Pistons to include the WB20 logo, as attached, in all Pistons newspaper advertisements relating to game broadcasts on WB20 throughout the season.

(i)                                     If signage placement is permitted by Pistons, under the Pistons agreement with WB20 or otherwise, WB20/The WB signage shall be placed on concession-stand televisions and other venues throughout the arena.  This signage will be used for objectives related to the promotion of the prime-time programming of The WB as determined by The WB, taking into account the fact that this signage may only be able to be changed once or twice a season.  The WB will assist in the creative direction of the signage, and all materials shall be subject to the approval of The WB.  The WB will reimburse Station for half of all direct out-of-pocket costs associated with the production of these prime-time programming-focused branded materials, if approved by The WB.

(j)                                     Station shall require Pistons to promote WB20 and The WB during Pistons radio advertising for Games that will be broadcast on Station.  Said promotion shall be substantially in the form “WB 20, your home for (name of WB network series).”  If possible and where time permits, said promotion shall be substantially in the form “WB20, Detroit’s WB, your home for (name of WB network series) airing (day) at (time)” as appropriate for the time and audience.

(k)                                  WB20 shall be promoted by means of audio drop-ins within Games being broadcast on local radio.  50% of these audio drop-ins will be used to promote specific prime-time programming of The WB.

(l)                                     WB20 shall be promoted by means of cable drop-ins within Games being telecast on cable.  To the extent that WB20 is ever permitted to use these cable drop-ins for promotion of specific prime-time programming of The WB, 50% of these cable drop-ins will be used to promote specific prime-time programming of The WB.  It is understood that, as of the date of this agreement, WB20 is not permitted to use these cable drop-ins for that purpose.

(m)                               WB20 shall be promoted on the board at DTE by means of a :30 WB block spot or other :30 WB episodic spot to be changed out in accordance with the schedule set by Pistons.  The choice of :30 spot should be based upon the schedule of the DTE events and the priorities outlined in the Week at a Glance. It is understood by The WB that, as the result of matters beyond the control of Station, it may be necessary to use WB image spots rather than specific episodic spots in fulfillment of this requirement.

(n)                                 Station shall use its best efforts to promote, to the extent possible, specific prime-time programming of The WB on the LED Marquee Signage outside the area, on each Game-day.

(o)                                 Station shall sponsor the Pistons Kids Club.  The sponsorship announcement will include language substantially in the form  “Brought to you by WB20, your home for (name of WB network series), airing (day) at (time)”, as appropriate for the time and the audience of children.

(p)                                 Station shall sponsor three Game-day give-away promotions.  Two of these promotions will be used to promote specific prime-time programming of The WB (e.g. “One Tree Hill” basketballs) and shall be subject to the approval of The WB.  The WB will reimburse Station for half of all direct out-of-pocket costs associated with the production of these prime-time programming-focused branded materials, if approved by The WB.

(q)                                 Station shall sponsor three Palace family events.  If these events involve give-aways, Station will use its best efforts to promote, to the extent possible, to promote specific prime-time programming of The WB related to the event (e.g. goggles promoting “The Mountain” if the event involves motorcross or extreme sports) and shall be subject to the approval of The WB.  The WB will reimburse Station for half of all direct out-of-pocket costs associated with the production of these prime-time programming-focused branded materials, if approved by The WB.

In any event, the sponsorship announcement will include language substantially in the form  “Brought to you by WB20, your home for (name of WB network series), airing (day) at (time)”, as appropriate for the time and the audience.

(r)                                  The Pistons team website shall display the WB20 logo (as attached) and shall link to the WB20 website.

(s)                                  Station shall use its best efforts to cause Pistons to provide team members for WB20 promotions.  Use of these players in station ID’s will not replace use of station ID’s focused on promotion of specific prime-time programming of The WB, and will not decrease the on-air promotion commitment of Station to The WB.   Station shall use best effort to incorporate team members into the green screen image campaign.

(t)                                    Except as provided in the WB20 logo hereto attached, in the separate rules and procedures for use of the Michigan J. Frog live character, and as approved by The WB, neither Station nor any third party shall use the Michigan J. Frog character in promotional activities undertaken in accordance with this Schedule 1.

6)                                      Additional Preemptions:

Following prior notice and consultation with The WB, Station will preempt The WB Schedule for the telethon of the Muscular Dystrophy Association.